EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

                                                 State or
                                                 Country of
                   Name                         Incorporation                Trade Name
--------------------------------------------    --------------    ---------------------------------
1.   Tanknology Environmental Services, Inc.      Delaware        TES, Inc.
2.   Tanknology/Engineered Systems, Inc.          Delaware        Engineered Systems, Inc.
3.   Tanknology Worldwide, Inc.                   Delaware        Tanknology Worldwide, Inc.
4.   Mankoff, Inc.                                Delaware        Tanknology of Illinois, Inc.
5.   Energy Recovery Resources, Inc.              Delaware        James Waste Oil Service